Exhibit 10.6
Summary of Compensation for DiamondCluster Outside Directors

FY06 Comp
Annual Retainer	$40,000

Meeting attendance fees	None

Equity having a $ value of	$30,000 in Restricted Stock/$30,000 in SARS

Vesting	Quarterly over one year

Notes:

(1)	All U.S. board members receiving stock must make an Internal Revenue Code Section 83(b) tax election filing for the restricted stock grant.

(2)	All committee chairs receive an additional $10,000 in equity.

(3)	All Audit Committee members, including the Audit Committee Chair, receive an additional $5,000 in equity.

(4)	Board members must retain throughout their term ownership of equity valued at a minimum of $100,000 in accordance with director stock ownership guidelines.

(5)	Board members are required to sell any equity through the Partner Equity Sales Program or an approved 10b5-1 plan.